EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of iShares S&P GSCI Commodity-Indexed Trust and iShares S&P GSCI Commodity-Indexed Investing Pool LLC of our reports dated February 26, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting of iShares S&P GSCI Commodity-Indexed Trust and iShares S&P GSCI Commodity-Indexed Investing Pool LLC, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

November 26, 2010